    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2001

                                                      REGISTRATION NO. 333-37240
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  T-NETIX, INC.
             (Exact Name of Registrant as Specified in its Charter)



            COLORADO                              Valwood Parkway, Suite 102                         84-1037352
(State or Other Jurisdiction of                    Carrollton, Texas 75006                        (I.R.S. Employer
 Incorporation or Organization)                        (972) 241-1535                          Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                      Wayne Johnson, Esq.
                                                  Valwood Parkway, Suite 102
                                                    Carrollton, Texas 75006
                                                        (972) 241-1535

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                          COPIES TO:
                                                     Kevin M. Kelly, Esq.
                                                Rothgerber Johnson & Lyons LLP
                                              1200 Seventeenth Street, Suite 3000
                                                       Denver, CO 80202
                                                        (303) 623-9000



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                                1,573,418 Shares

                                  T-NETIX, INC.

                                  COMMON STOCK


         Certain of our shareholders have advised us that they intend to sell from time to time up to 1,573,418 shares of our common stock, $0.01 par value per share. No underwriter is underwriting this offering. The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may offer the shares from time to time in one or more transactions on the Nasdaq National Market at prevailing market prices, or in negotiated transactions at agreed upon prices, or in a combination of such methods of sale. We will receive no part of the proceeds of such sales.


         Our common stock is traded on the Nasdaq National Market under the symbol "TNTX." We do not know the prices at which the selling shareholders will sell any of the shares, or the commissions the selling shareholders will pay, if any, in connection with any such sale. These prices and commissions may vary from transaction to transaction.


         In this document, we will sometimes refer to T-NETIX, Inc. as simply "T-NETIX." We will also sometimes refer to the shares of our common stock being offered by this Prospectus as the "shares," or as the "common stock."


         Our principal executive offices are located at 67 Inverness Way East, Suite 100, Englewood, Colorado 80112; our telephone number is (303) 790-9111.

                               -------------------


SEE "RISK FACTORS" ON PAGES 2 TO 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SHARES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is August 22, 2001.

================================================================================

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                ----------------


                                TABLE OF CONTENTS




                                                                            Page
                                                                            ----
Summary Information........................................................  1
Risk Factors...............................................................  2
Recent Developments........................................................  4
Use of Proceeds............................................................  4
Selling Shareholders.......................................................  5
Plan of Distribution.......................................................  5
Legal Matters..............................................................  7
Experts ...................................................................  8
Where You Can Find More Information........................................  8


==============================================================================



==============================================================================


                                  T-NETIX, INC.




                                1,573,418 SHARES
                                  COMMON STOCK





                               -------------------
                                   PROSPECTUS


                               -------------------







                                August 22, 2001




================================================================================

                               SUMMARY INFORMATION


         We provide specialized call processing and other services to the corrections industry, directly or through our telecommunications service provider customers. We derive our revenue from three main sources: telecommunications services, direct call provisioning and equipment sales. Our primary customers for telecommunications services include AT&T, Bell Atlantic, Qwest, SBC Communications, Inc., BellSouth, MCI WorldCom and GTE. As a direct inmate call provider, we buy "wholesale" call services and resell them as collect calls. Equipment sales are generally made to our telecommunications services customers. We provide our services in over 1,100 correctional facilities. Our products and services include comprehensive call processing systems, recording systems, commissary management systems and prison information systems for the corrections industry and special-purpose speech processing software and systems. Our current products are based on proprietary software and a combination of proprietary and "off-the-shelf" electronic hardware. These systems are designed to be flexible delivery platforms which are easily integrated with our customer's networks and information systems. Our revenue stream is mostly recurring. Historically, we have charged for our services on a fee per transaction processed basis over long-term contracts. However, during the last year we entered into agreements and contract amendments with three customers to record revenue as a percentage of gross revenue earned by the customer, subject to certain adjustments.



         At June 30, 2001, our assets were $71,380,000, total shareholders' equity was $27,149,000 and our net income for the six-month period ended June 30, 2001 was $666,000 and we had a working capital deficit of $22,528,000 at June 30, 2001.



         In April 2000, we issued 3,750 shares of our Series A Convertible Preferred Stock and a stock purchase warrant exercisable for 340,909 shares our common stock to RGC International Investors, LDC, a fund managed by Rose Glen Capital Management, L.P., in an issuance that was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act and Regulation D. The exercise price of the stock purchase warrant is $6.60 per share.



         On February 8, 2001, Daniel J. Taylor, a member of our board of directors and two other investors purchased 1,750 shares of our Series A Convertible Preferred Stock from RGC International Investors, LDC in a private transaction. As of February 12, 2001 all 3,750 shares of our Series A Convertible Preferred Stock issued in April 2000 had been converted by their holders at various times throughout the period. In connection with those conversions, we issued a total of 2,020,809 shares of our common stock. We currently have no shares of preferred stock outstanding.

                                  RISK FACTORS

         An investment in the securities offered by this Prospectus involves a high degree of risk. You should consider carefully the following factors, in addition to other information contained in this Prospectus and any Prospectus Supplement, in connection with an investment in the securities offered in this offering.

         This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the risk factors described below. We undertake no obligation to publicly update or revise forward-looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

A SMALL NUMBER OF CUSTOMERS ACCOUNTED FOR A HIGH PERCENTAGE OF OUR REVENUE, THEREFORE, THE LOSS OF A MAJOR CUSTOMER COULD HARM OUR BUSINESS

         In the Corrections Division, a small number of customers account for a significant portion of our revenue. If we lose existing customers and do not replace them with new customers, our revenue will decrease and may not be sufficient to cover our costs. For the year ended December 31, 2000, AT&T, Verizon and SBC Communications, Inc. accounted for approximately 13%, 13% and 6%, respectively of our total revenue.

CHANGES IN GOVERNMENT TELECOMMUNICATIONS REGULATIONS COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES.

         In our Corrections Division, our telecommunications service provider customers and we are subject to varying degrees of federal, state, and local regulation. Regulatory actions have impacted, and are likely to continue to impact, both our customers and us. Regulatory actions may cause changes in the manner in which our customers or we conduct business. The products that we develop must comply with standards established by the Federal Communications Commission. A change in these standards may have a material adverse affect on our business, operating results, and financial condition.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The telecommunications industry, particularly the inmate calling market, is and can be expected to remain highly competitive. In our Corrections Division we compete directly against other suppliers of inmate call processing systems, such as private pay phone operators and manufacturers of call processing equipment. In addition, our customers and we jointly compete against other call providers to obtain contracts for inmate calling services. Finally, we may also compete against our customers who choose to use another call provider on a particular bid. Changes in regulations have affected the competitive dynamics within our industry. Increased competition may reduce the fees we charge, reduce margins and cause a loss of market share. As a result of these and other factors, we may not be able to compete effectively with our current or future competitors, which would have a material adverse affect on our business, operating results, and financial condition.

CHANGES IN TECHNOLOGY AND OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

         The markets for our products, especially the telecommunications industry, change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. To be competitive, we must develop and introduce product enhancements and new products, which increase our customers' and our ability to increase market share in the corrections industry. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our current products and services and to develop new products. In addition, as the telecommunications networks are modernized and evolve from analog-based to digital-based systems, certain features offered by us may diminish in value. Moreover, regulatory actions affecting the telecommunications industry may require significant upgrades to our current technology or may render our service offerings obsolete or commercially unattractive. We cannot guarantee that we will have sufficient technical, managerial or financial resources to develop or acquire new technology or to introduce new services or products that would meet our customers needs in a timely manner.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND ENSURE THAT OUR SYSTEMS ARE NOT INFRINGING ON OTHER COMPANIES

         Our success depends to a significant degree on our protection of our proprietary technology, particularly in the area of three-way call prevention. The unauthorized reproduction or other misappropriation or our proprietary technology could enable third parties to benefit from our technology without paying us for it. Although we have taken steps to protect our proprietary technology, they may be inadequate. We rely on a combination of patent and copyright law and non-disclosure agreements to establish and protect our proprietary rights in our systems. However, existing trade secret, copyright and trademark laws offer only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use trade secrets or other information we regard as proprietary. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings would be burdensome and expensive and could involve a high degree of risk.

         In addition, with respect to our intellectual property rights, we cannot be sure that a third party will not accuse us of infringement. Any claim of infringement could cause us to incur substantial costs defending against that claim, even if the claim is not valid, and could distract our management from our business. A party making a claim also could secure judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS AND SERVICES FAIL TO PERFORM OR BE PERFORMED PROPERLY

         Products as complex as ours may contain undetected errors or "bugs", which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in loss of data to us or our customers which could cause a loss of revenue, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse affect on our market share and, in turn, our operating results and financial condition.

OUR FAILURE TO EFFECTIVELY INTEGRATE THE BUSINESSES WE HAVE ACQUIRED MAY ADVERSELY AFFECT OUR BUSINESS

         On June 14, 1999 we merged with Gateway Technologies, Inc. A failure to effectively integrate this business could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to consolidate the operations of Gateway with our operations in a manner that will achieve efficient operating results. In addition, there can be no assurance that we will be able to retain personnel from Gateway.

WE HAVE SUBSTANTIAL LEVERAGE WHICH MAY LIMIT OUR ABILITY TO COMPLY WITH THE TERMS OF OUR INDEBTEDNESS AND MAY RESTRICT OUR ABILITY TO OPERATE

         Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including, among other things:

         o cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

         o payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations; and

         o restrictive debt covenants may impair our ability to obtain additional financing


         We have incurred a high level of debt. As of June 30, 2001, we had a total of $28.8 million of total indebtedness, including approximately $25.1 million in senior indebtedness. Our ability to repay our indebtedness depends primarily upon many factors, including future profitability and the level of capital expenditures. Our current bank credit facility expires in March 2002.


         If we are unable to generate sufficient cash flows to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

         o   sale of some assets;

         o   sales of equity;

         o negotiations with our lenders to restructure applicable indebtedness; or

         o   other options available to us under applicable law

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS.


We incurred losses from continuing operations for the year ended December 31, 2000 of $368,000 and had income for the six months ended June 30, 2001 of $666,000 and had working capital of $4.1 million at December 31, 2000 and a working capital deficit of $22.5 million at June 30, 2001. Our current bank credit facility expires in March 2002. In addition, we are taking steps to increase cash flow from operations and obtain additional financing to ensure that we are able to carry out our fiscal 2001 business plan. There can be no assurance that we will be successful in increasing our cash flow from operations or that additional financing will be available, or if available, will be obtained on acceptable terms.


                              RECENT DEVELOPMENTS

         On July 23, 2001 we announced a restructuring plan to cut expenses, which is comprised of three major components: 1) the reduction in workforce through the elimination of redundant, inefficient or unnecessary functions or positions; 2) reduction in operating costs due to streamlined processes and operational efficiencies; and 3) the consolidation of our operations in Dallas and closure of excess facilities.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the selling shareholders listed below (collectively, the "selling shareholders"), as described below. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The following table lists the selling shareholders for whose account the shares are being offered, the number of shares (and percentage if greater than one percent) of common stock held by each selling shareholder prior to the offering, the number of shares being offered for the selling shareholders' accounts, and (if greater than one percent) the percentage of the outstanding common stock to be owned by each selling shareholder after completion of the offering:




                                      SHARES BENEFICIALLY
                                          OWNED PRIOR            SHARES     POSITION WITH
              NAME                      TO THE OFFERING         OFFERED(1)     T-NETIX
-----------------------------------   -------------------      ----------   -------------
RGC International Investors, LDC            548,651(2)           548,651        None
Zanett Securities Corp.                      50,000(3)            50,000        None
Daniel M. Carney                          1,886,640(4)            25,000      Director
Daniel J. Taylor                            559,767(5)           449,767      Director
Daniel J. Taylor, Jr.                       250,000(6)           250,000        None
Steven S. Taylor                            250,000(7)           250,000        None


--------------


(1) Assuming all of the shares are sold pursuant to this Prospectus--see "Plan of Distribution." Under these circumstances, the only selling shareholders that will own common stock after the shares are sold are Daniel M. Carney, who will own 1,861,640 shares or 12.6%, and Daniel J. Taylor who will own 110,000 or 0.7%, assuming they sell none of their other shares.

(2) Includes 340,909 shares issuable upon exercise of a stock purchase warrant exercisable within 60 days of August 22, 2001. Represents 3.6% of the total outstanding shares on August 22, 2001.

(3) Includes 50,000 shares issuable upon exercise of a stock purchase warrant exercisable within 60 days of August 22, 2001.

(4) Includes (i) 20,000 shares issuable pursuant to options exercisable within 60 days of August 22, 2001; and (iii) 25,000 shares issuable upon exercise of a stock purchase warrant exercisable within 60 days of August 22, 2001. Represents 12.6% of the total outstanding shares on August 22, 2001.

(5) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of August 1, 2001. Represents 3.7% of the total outstanding shares on August 22, 2001.

(6) Represents 1.7% of the total outstanding shares on August 22, 2001.

(7) Represents 1.7% of the total outstanding shares on August 22, 2001.


    The information in this table with respect to the percentage of outstanding common stock is based on the assumption that the number of outstanding shares of common stock does not increase or decrease from 15,032,368 shares the number of shares of common stock used to prepare this table as of August 22, 2001, and does not include outstanding stock options. We may amend or supplement this Prospectus to update the disclosure set forth herein.


                              PLAN OF DISTRIBUTION

         The shares covered by this Prospectus may be offered and sold from time to time by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest. Each selling shareholder will act independently of T-NETIX in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered in one or more transactions, which may involve block transactions:

         o on the Nasdaq National Market or on any other market on which the common stock may from time to time be trading;

         o in an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         o in ordinary brokerage transactions and transactions in which the brokers solicit purchasers;

         o        in privately-negotiated transactions;

         o        through the writing of options on the shares;

         o        in short sales; or

         o        in any combination thereof.

           The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to the prevailing market price;
         o        a negotiated price; or
         o other prices that the selling shareholders may determine from time to time.

         The shares may also be sold pursuant to Rule 144.

         The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they may sell as principals or both, and the compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price.

         The selling shareholders, alternatively, may sell all or any part of the shares offered under this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any underwriting agreement will be entered into. If a selling shareholder enters into an underwriting agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out their short positions. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to a broker-dealer or other financial institution of the shares offered, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction). The selling shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect the transaction).

         In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. The brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act and the Securities Exchange Act of 1934, as amended, or the rules and regulations under those acts, in connection with these sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act and the Exchange Act, or the rules and regulations under those acts. We will not pay any commissions and discounts of underwriters, dealers or agents or any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person participating in the sale or distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to those securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.


         We have agreed to indemnify RGC International Investors, LDC, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that RGC International Investors, LDC or its pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

                                     EXPERTS

         The financial statements of T-NETIX, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act, which registers the common stock being offered by this Prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the following locations of the
Commission:

Public Reference Room      New York Regional Office    Chicago Regional Office
Room 1024                  13th Floor                  Citicorp Center
450 Fifth Street, N.W.     7 World Trade Center        Suite 1400 Washington, D.C. 20549
New York, NY 10048         500 West Madison Street     Chicago, IL 60661

         Please call the Commission at 1-800-SEC-0330 for further information. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

        The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this document. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.
T-NETIX Commission Filings (File No. 0-25016):


       - Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A filed on April 27, 2001.
       - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as amended by Form 10-Q/A filed on May 23, 2001.
       - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
       - Definitive Proxy Statement, Schedule 14A filed with the Commission on June 1, 2001
       - Description of the common stock contained in T-NETIX's Registration
       - Statement on Form 8-A, Registration No. 0-25016, filed by T-NETIX under
         Section 12 of the Exchange Act.


         Additional documents that we may file with the Commission between the date of this Prospectus and the date this offering is terminated are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

         You can obtain any of the documents incorporated by reference in, but not included with, this Prospectus from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus, by requesting them in writing or by telephone from the following address:

         T-NETIX, Inc.
         Attn: Wayne Johnson, Corporate Secretary
         Valwood Parkway, Suite 102
         Carrollton, Texas 75006
         Telephone:  (972) 241-1535

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering (except for Commission filing fees), all of which are to be borne by us, are as follows:

                  Printing Expenses...............................   $ 2,500
                  Accounting Fees and Expenses....................     3,000
                  Legal Fees and Expense..........................     2,300
                  Commission Filing Fee...........................     3,824

                  TOTAL...........................................   $11,624
                                                                     =======


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 7-109-101 et seq. of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

         Article IX(A) of the Articles of Incorporation of the Registrant reads as follows:

         "To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, the Corporation shall indemnify its directors and officers. Other employees, trustees and agents of the Corporation may be indemnified by the Corporation upon such terms and conditions consistent with applicable law, as the board of directors deems appropriate."

         Article IX(G) of the Articles of Incorporation of the Registrant reads as follows:

         "To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director."

ITEM 16.          EXHIBITS.

         The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit Number

         4.1* Form of Certificate representing the common stock, par value $0.01 per share, of the Company--incorporated by reference from Form 10-K for the year ended July 31, 1995.
         4.2* The Company's Amended and Restated Articles of Incorporation -- incorporated by reference from Exhibit 3.2 of the Company's Form 10-K for the year ended July 31, 1998.

         4.3* Amendment to the Articles of Incorporation of T-NETIX, Inc., defining the rights, preferences and limitations of the Series A Convertible Preferred Stock -- incorporated by reference from Exhibit 4.1 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.4* Stock Purchase Warrant for the purchase of 340,909 shares of T-NETIX, Inc. common stock -- incorporated by reference from
                  Exhibit 4.2 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.5* Stock Purchase Warrant for the purchase of 25,000 shares of T-NETIX, Inc. common stock -- incorporated by reference from
                  Exhibit 4.3 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.6* Securities Purchase Agreement dated April 17, 2000, between T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.2 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.7* Registration Rights Agreement dated April 17, 2000, between T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.3 of T-NETIX's Current Report on Form 8-K filed on April 19, 2000.

         4.8* Stock Purchase Warrant for the purchase of 50,000 shares of T-NETIX, Inc. common stock.

         5.1*     Legal Opinion of Rothgerber Johnson & Lyons LLP

         23.1*    Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
                  5.1 hereto)

         23.2     Consent of independent accountants

         24.1*    Power of Attorney (included on signature page attached hereto)

-----------------
* Filed Previously

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 22, 2001.


                                   T-NETIX, INC.


                                   By: /s/ John Gierscher
                                       -----------------------------------------
                                       Thomas E. Larkin, Chief Executive Officer
                                       By:  John Gierscher, Attorney-in-Fact

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                         Title                            Date
---------                                         -----                            ----

/s/ John Gierscher                      Chief Executive Officer and           August 22, 2001
--------------------------              Director
Thomas E. Larkin
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Controller                            August 22, 2001
--------------------------              (Principal Accounting
John Gierscher                          and Financial Officer)

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
W. P. Buckthal
By:  John Gierscher, Attorney-in-Fact

Signature                                         Title                            Date
---------                                         -----                            ----

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
John H. Burbank III
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Chairman of the Board                 August 22, 2001
--------------------------
Daniel M. Carney
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
Richard E. Cree
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
Robert A. Geist
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
Martin T. Hart
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
James L. Mann
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
Daniel J. Taylor
By:  John Gierscher, Attorney-in-Fact

/s/ John Gierscher                      Director                              August 22, 2001
--------------------------
B. Holt Thrasher
By:  John Gierscher, Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT NO.                          EXHIBITS
-----------                          --------
    4.1*      Form of Certificate representing the common stock, par value $0.01 per share, of the Company -- incorporated by reference from Form
              10-K for the year ended July 31, 1995.

    4.2* The Company's Amended and Restated Articles of Incorporation -- incorporated by reference from Exhibit 3.2 of the Company's Form
              10-K for the year ended July 31, 1998.

    4.3* Amendment to the Articles of Incorporation of T-NETIX, Inc., defining the rights, preferences and limitations of the Series A
              Convertible Preferred Stock -- incorporated by reference from
              Exhibit 4.1 of T-NETIX's Current Report on Form 8-K filed on April
              19, 2000.

    4.4* Stock Purchase Warrant for the purchase of 340,909 shares of T-NETIX, Inc. common stock -- incorporated by reference from
              Exhibit 4.2 of T-NETIX's Current Report on Form 8-K filed on April
              19, 2000.

    4.5* Stock Purchase Warrant for the purchase of 25,000 shares of T-NETIX, Inc. common stock -- incorporated by reference from
              Exhibit 4.3 of T-NETIX's Current Report on Form 8-K filed on April
              19, 2000.

    4.6*      Securities Purchase Agreement dated April 17, 2000, between
              T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.2 of T-NETIX's Current Report on Form
              8-K filed on April 19, 2000.

    4.7*      Registration Rights Agreement dated April 17, 2000, between
              T-NETIX, Inc. and RGC International Investors, LDC -- incorporated by reference from Exhibit 99.3 of T-NETIX's Current Report on Form
              8-K filed on April 19, 2000.

    4.8* Stock Purchase Warrant for the purchase of 50,000 shares of T-NETIX, Inc. common stock.

    5.1*      Legal Opinion of Rothgerber Johnson & Lyons LLP

    23.1*     Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
              5.1 hereto)

    23.2      Consent of independent accountants

    24.1*     Power of Attorney (included on signature page attached hereto)

-------------------
* Filed Previously